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                           Computer Integration Corp.
                                 and Subsidiary

         Exhibit (11)--Statement Re:  Computation of Per Share Earnings


                                                                                      THREE MONTHS ENDED
                                                                                         SEPTEMBER 30
                                                                                    1996             1995
                                                                                ----------------------------
Primary:
  Average shares outstanding                                                      6,948,193        6,915,000
   Net effect of dilutive stock options and warrants--based on the treasury stock method using average market price of $1.80 and
     $1.76 per share in 1996 and 1995, respectively                                 244,222          218,864
                                                                                ----------------------------
   Total                                                                          7,192,415        7,133,864
                                                                                ============================

   Net income applicable to common stock                                        $   552,241       $1,284,623
                                                                                ============================

   Per-share amount                                                             $      .08        $      .18
                                                                                ============================

Fully diluted:
  Average shares outstanding                                                      6,948,193        6,915,000
  Net effect of dilutive stock options and warrants--based on the treasury stock method using the period end market price, if higher
     than average market price                                                      244,222          218,864
  Assumed conversion of 9% Series D and Series E cumulative, convertible,
     redeemable preferred stock                                                   1,270,000        1,270,000
                                                                                ----------------------------
   Total                                                                          8,462,415        8,403,864
                                                                                ============================

   Net income applicable to common stock                                        $   552,241       $1,284,623
   Add required dividends on Series D and Series E cumulative,
     convertible, redeemable preferred stock                                         55,010           54,562
                                                                                ----------------------------
   Total                                                                        $   607,251       $1,339,185
                                                                                ============================

   Per share amount                                                             $      .07        $      .16
                                                                                ============================





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